                                                                    EXHIBIT 12.1

                           TransTexas Gas Corporation
                       Ratio of Earnings to Fixed Charges
                            (in thousands of dollars)



                                                                                                    Six Months
                                                                                                      Ended       Year Ended
                                                             Year Ended January 31,                 January 31,    July 31,
                                               --------------------------------------------------   -----------   ----------
                                                  2000         1999          1998         1997         1996          1995
                                               ----------   ----------    ----------   ----------   -----------   ----------
Income (loss) before income taxes              $    2,825   $ (485,473)   $  461,913   $   95,816   $   (1,188)   $  (14,307)
Add:
    Interest expense, net of amounts               38,526       79,921        80,580       97,007       43,370        68,508
      capitalized
    Portion of rental expense representative
      of an interest factor                         1,046          881         1,057          686          337           530
                                               ----------   ----------    ----------   ----------   ----------    ----------
        Earnings (A)                           $   42,397   $ (404,671)   $  543,550   $  193,509   $   42,519    $   54,731
                                               ==========   ==========    ==========   ==========   ==========    ==========


Fixed charges:                                 $   41,245   $   89,617    $   97,232   $  112,895   $   50,751    $   69,391
    Total interest
    Portion of rental expense representative
      of an interest factor                         1,046          881         1,057          686          337           530
                                               ----------   ----------    ----------   ----------   ----------    ----------
        Fixed charges (B)                      $   42,291   $   90,498    $   98,289   $  113,581   $   51,088    $   69,921
                                               ==========   ==========    ==========   ==========   ==========    ==========


Ratio of earnings to fixed charges (A/B)              1.0           --           5.5          1.7           --            --
                                               ==========   ==========    ==========   ==========   ==========    ==========


Earnings inadequate to cover fixed charges     $       --   $  495,169    $       --   $       --   $    8,569    $   15,190
                                               ==========   ==========    ==========   ==========   ==========    ==========